Exhibit 99.1
                      Synagro Technologies, Inc. Announces
                Form 10-K Filing and Effective Internal Controls



    HOUSTON--(BUSINESS WIRE)--March 30, 2006--Synagro Technologies, Inc. (Nasdaq:SYGR)(ArcaEx:SYGR) (the "Company"), announced today that it has filed the Company's 2005 Form 10-K with the Securities and Exchange Commission.
    On March 15, 2006, the Company announced that it had extended the filing of its 2005 Form 10-K for up to fifteen calendar days because the Company was still in the process of completing the preparation of its financial statements and evaluating its internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, including analyzing control issues identified to determine if they were material weaknesses that would require disclosure in its Form 10-K. The Company's evaluation of its internal control over financial reporting has been completed. The Company's management concluded that the control issues identified were not material weaknesses. Additionally, management determined that the Company's internal control over financial reporting was effective as of December 31, 2005. Management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2005 has been audited by the Company's independent registered public accounting firm, whose report appears in the Company's 2005 Form 10-K, which the Company has filed with the Securities and Exchange Commission.
    Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

    Safe Harbor Statement

    This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in the dividend policy adopted by our board or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit agreement on our operation. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.



    CONTACT: Synagro Technologies, Inc., Houston
             Robert C. Boucher, Jr., 713-369-1700